UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2021

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street, Suite 400 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On August 18, 2021, Napo Pharmaceuticals, Inc. (“Napo”), the wholly-owned subsidiary of Jaguar Health, Inc. (“Jaguar”), entered into a license agreement (the “License Agreement”) with Napo EU S.p.A., an Italy joint stock company and wholly-owned subsidiary of Napo (“Napo EU”), pursuant to which Napo granted Napo EU (i) an exclusive license to develop, commercialize and manufacture pharmaceutical products utilizing crofelemer or lechlemer as its active drug substance (collectively, “Products”) in Europe for short bowel syndrome with intestinal failure, HIV-related diarrhea, and symptomatic relief and treatment in patients with congenital diarrheal disorders and (ii) options to licenses to develop, commercialize and manufacture Products in Europe for additional indications. Pursuant to the License Agreement, Napo will receive an upfront cash payment of $10 million, 33% of which is payable no later than the earlier of sixty days following the consummation of the Merger (defined below) or October 15, 2021 and the remaining balance of which is payable no later than the earlier of the twelve-month anniversary of the consummation of the Merger or within sixty days of when Napo EU receives more than $20 million from the Merger or private placement proceeds directly into the Combined Company (as defined below). Napo is also eligible to receive development and regulatory milestone payments of up to $12.5 million, tiered royalties ranging from 12% to 18% and additional one-time license fees of up to $40 million in the event that Napo EU elects to acquire the license to exploit the Products in Europe for additional indications. Napo EU's ability to acquire the license for additional indications is subject to the availability of additional funds through financing or otherwise.

The License Agreement includes customary representations and warranties, covenants, indemnification obligations and closing conditions for a transaction of this nature.

As previously announced, Napo EU is the named target of Dragon SPAC S.p.A. (the “SPAC”), an Italy special purpose acquisition vehicle formed by Joshua Mailman. Following the business combination between Napo EU and the SPAC (“Merger”), Jaguar and Joshua Mailman will own approximately 97% and 3%, respectively, of the combined company (the “Combined Company”) without taking into effect any ordinary shares of the Combined Company issuable upon conversion of any special shares of the Combined Company or the exercise of any warrants of the Combined Company.

The foregoing summary of the License Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the License Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On August 19, 2021, Jaguar issued a joint press release announcing that Napo and Napo EU had entered into the License Agreement. A copy of the press release is furnished as Exhibit 99.1.

The information in Item 7.01 and the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1#	License Agreement, dated August 18, 2021, by and between Napo Pharmaceuticals, Inc. and Napo EU S.p.A.
99.1	Press Release, dated August 19, 2021.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

# Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K promulgated under the Securities Act because the information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	President and Chief Executive Officer

Date: August 24, 2021